Exhibit 99.1

Stepan Signs Long-Term Surfactant Supply Agreement

and Asset Purchase Agreement

Northfield, Illinois, July 9, 2015 -- Stepan Company (NYSE: SCL) today reported that it signed a long-term supply agreement with The Sun Products Corporation (SUN).  Under this agreement Stepan will supply SUN’s anionic surfactant requirements for laundry in North America.  The agreement is expected to begin in the third quarter of 2015. Stepan will service this demand from its existing North American manufacturing assets.

Separate from the supply agreement, Stepan also reached an agreement to purchase select chemical manufacturing assets from SUN’s Pasadena, Texas manufacturing site.  The sale is expected to close in the third quarter and is subject to customary closing conditions. As part of this agreement Stepan also received an exclusive two month real estate purchase option on SUN’s property located in Pasadena, Texas. Financial terms of both transactions were not disclosed.

“The supply agreement was made possible due to the strength of our sulfonation expertise and North American supply network, that provide SUN with multiple source locations and increased surfactant flexibility,” said F. Quinn Stepan, Jr., President and CEO of Stepan Company. “This agreement allows Stepan to significantly improve its North American capacity utilization.”

“The asset acquisition will enable us to redeploy assets as needed to reduce future capital expenditures,” F. Quinn Stepan, Jr. continued.  “We are evaluating alternatives for the use of the land and will determine whether to exercise the purchase option on the land.”

Stepan Company Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market and C.A.S.E. (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.  The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com.

About The Sun Products Corporation

The Sun Products Corporation, headquartered in Wilton, Connecticut, is a leading North American provider of laundry detergent, fabric softeners and other household products.  With annual net sales of approximately $2 billion, the Company’s portfolio of products are sold under well-known brands that include All, Snuggle, Wisk, Sun, Surf, and Sunlight.  In addition, Sun Products is the manufacturing partner for many retailer brand laundry and dish products in North America.  For more information visit:  www.sunproductscorp.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions.  These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Source:   Stepan Company

Contact:  Scott D. Beamer   (847) 446-7500